EXTENSION AND AMENDMENT TO EMPLOYMENT AGREEMENT


      This Extension and Amendment to Employee Agreement (the "Amendment") is made and entered into this 15th day of May, 1998 by and between TACO CABANA, INC., a Delaware corporation ("Company"), and STEVE CLARK ("Employee").

                                   WITNESSETH:

      WHEREAS, the Company and Employee entered into an Employment Agreement dated June 6, 1995 (the "Employment Agreement"), which Employment Agreement was effective as of the 24th day of April, 1995, a copy of which Employment Agreement is attached hereto as Exhibit A and incorporated herein by reference for all relevant purposes; and

     WHEREAS, Employee is currently the President and Chief Executive Officer of the Company and is also a member of the Board of Directors thereof; and

      WHEREAS, at a Board of Directors meeting the Company held on March 27, 1998, with Employee abstaining, the Board of Directors of the Company in recognition of the outstanding efforts of the Employee unanimously resolved to extend the Term of the Employment Agreement, to increase Employee's Base Salary, to grant to Employee additional options to purchase common shares of the Company and to provide for a Contract Payment under certain circumstances, all in accordance with the terms and conditions hereinafter set forth.

      NOW, THEREFORE, for and in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. The Term of the Employment Agreement set forth in Section 2 thereof shall be extended one year and as extended shall continue until April 23, 1999 or until otherwise terminated as provided in the Employment Agreement as modified by the Amendment.

      2. The Base Salary to be paid Employee during the extended one (1) year Term as set forth in Section 3.1 Base Salary of the Employment Agreement shall be increased to $280,000 by the terms of the Amendment and all of the remaining provisions of Section 3.1 shall remain in full force and effect.

      3. A new Section 7.3 entitled Contract Payment shall be added to the Employment Agreement and shall read as follows:

             "7.3 Contract Payment. In the event the Agreement has not been terminated during the Term hereof and is in full force and effect on April 23, 1999 and the Term is not renewed or extended, Employee shall receive as a Contract Payment $140,000 payable in equal installments over a period of six (6) months and in accordance with the Company's general payroll practices less such deductions or amounts to be withheld as shall be required by applicable law and regulations. During the Term hereof, in the event there is a Change of Control (as defined in the Taco Cabana Standard Stock Option Agreement and Plan) and as a result of such Change of Control the Term of this Agreement is not renewed and Employee shall not remain employed by the Company or its successors after the expiration of the Term hereof, Employee shall receive $280,000 payable over a period of twelve (12) months in equal installments and in accordance with the Company's payroll practices less such deductions or amounts to be withheld as required by applicable law or regulations."

     4. A new Section 7.4 entitled Additional Stock Option Provided in the Extension and Amendment to Employment Agreement shall be added to the Employment Agreement and shall read as follows:

                "7.4 Additional Stock Option Provided in the Extension and Amendment to Employment Agreement In addition to the stock options granted in Section 7.2 above of the Employment Agreement, the Company does hereby grant to Employee an option to acquire 100,000 shares of stock (the "Stock Option"), which Stock Option shall vest in five (5) equal installments of 20,000 shares each commencing on April 24, 1999; provided, however, during the Term hereof in the event of a Change of Control (as defined in the Taco Cabana Standard Stock Option Agreement and Plan), then, in such event, any unexercised portion of the Stock Option shall accelerate and immediately vest in the Employee upon any such Change of Control."

       5. The parties hereto acknowledge it is their intention for representatives of the Board of Directors of the Company and the Employee to meet to discuss the status of the Employment Agreement as amended by the Extension and Amendment to Employment Agreement at least ninety (90) days prior to the expiration of the Term hereof.

      6. The parties hereto agree that all of the terms and conditions of the Employment Agreement not expressly amended herein shall remain in full force and effect and are hereby ratified.

     IN WITNESS WHEREOF, this Extension and Amendment to Employment Agreement is executed the day and year above written.

                         COMPANY:
                         TACO CABANA, INC.


                         By:_______________________________________
                         Its: ______________________________________



                         EMPLOYEE:



                         __________________________________________
                         STEVE  CLARK